Exhibit 99.1

For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD Adds Lee Roberts to Board of Directors

Santa Barbara, Calif. — January 14, 2008 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software and services for global manufacturers, today announced that Lee Roberts has been appointed to the Company’s board of directors. QAD’s board now totals seven members, five of whom are independent directors.

Roberts, 55, former Chairman and CEO of FileNet Corporation, is currently Vice President and General Manager, Content Management at IBM, where he returned upon their acquisition of FileNet in 2006. Roberts had previously spent a total of more than 20 years in a variety of sales, marketing and product management positions at IBM. From 1997 to 2006, Roberts served in several senior executive management roles at FileNet, a leading provider of business process and content management solutions. He joined FileNet as President and Chief Operating Officer, was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2006.

“We are thrilled to welcome Lee, as his background and experience will be a valuable complement to our current board” said Pam Lopker, Chairman and President of QAD. “Lee’s experience in leveraging FileNet’s extensive customer base, global presence and vast R&D capabilities will be valuable to us as QAD identifies new opportunities to provide innovative, leading-edge solutions to our manufacturing customers around the world.”

“I am excited to have joined one of the enterprise software industry’s brightest stars, and look forward to helping QAD enhance its position in the marketplace by driving their customers’ success and adding increased value to the global manufacturing chain,” said Roberts.

Roberts earned two bachelor’s degrees from California State University, San Bernardino and a master’s degree in business administration from the University of California, Riverside.

(more)

QAD Inc.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors:

This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.

# # #